As filed with the Securities and Exchange Commission on June 21, 2007

Registration No. 333-115569

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CNET NETWORKS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	235 Second Street San Francisco, CA 94105	13-3696170
(State or other jurisdiction of incorporation or organization)	(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification No.)

George E. Mazzotta

Chief Financial Officer

CNET Networks, Inc.

235 Second Street

San Francisco, California 94105

(415) 344-2000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent For Service)

Copies to each of:

Ora T. Fisher, Esq.

Keith Benson, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025-3656

(650) 328-4600

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

DEREGISTRATION OF SECURITIES

CNET Networks, Inc. (the “Company”) previously issued $125,000,000 principal amount of 0.75% Convertible Senior Notes due 2024 (the “Notes”) and, pursuant to a Registration Statement on Form S-3 (File No. 333-115569) filed with the Commission on May 17, 2004 (the “Registration Statement”), registered for resale both the Notes and 8,333,337 shares of the Company’s Common Stock (the “Shares”) that are issuable upon conversion of the Notes if certain conditions are satisfied.

In accordance with the undertaking contained in the Registration Statement on Form S-3, (File No. 333-115569), pursuant to Item 512(a)(3) of Regulation S-K, we are filing this Post-Effective Amendment to remove from registration all of the aggregate principal amount of the Notes and the Shares that remain unsold under the Registration Statement as of the date hereof. We are seeking to deregister these securities because our obligation to maintain the effectiveness of the Registration Statement pursuant to the registration rights agreement had expired. In addition, in October 2006 the trustee for the Notes delivered to us a notice of acceleration and we repaid all amounts outstanding under the Notes. No Notes or Shares issuable upon conversion of Notes remain outstanding.

Accordingly, we are filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister $7,000,000 principal amount of Notes and 466,667 Shares issuable upon conversion of such Notes, this being the aggregate principal amount of the Notes and such number of the Shares registered pursuant to the Registration Statement which would have otherwise remained available for sale under the Registration Statement as of the date hereof.

1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on this 21st day of June, 2007.

CNET NETWORKS, INC.

By:	/s/ NEIL M. ASHE
Neil M. Ashe Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2007.

Signature	Title

/s/ NEIL M. ASHE Neil M. Ashe	Chief Executive Officer and Director (Principal Executive Officer)

/s/ GEORGE E. MAZZOTTA George E. Mazzotta	Chief Financial Officer (Principal Financial Officer)

/s/ DAVID C. BERNSTEIN David C. Bernstein	Senior Vice President, Finance (Principal Accounting Officer)

/s/ JOHN C. “BUD” COLLIGAN John C. “Bud” Colligan	Director

/s/ PETER L. S. CURRIE Peter L. S. Currie	Director

/s/ SUSANNE D. LYONS Susanne D. Lyons	Director

/s/ JARL MOHN Jarl Mohn	Director

Director
Betsey Nelson

Director
Eric Robison

Director
Mark Rosenthal